Exhibit 4.10
DESCRIPTION OF REGISTRANT SECURITIES
The following descriptions of our capital stock and certain provisions of our second amended and restated certificate of incorporation, our bylaws, as amended, and our Tax Asset Protection Plan (as defined below), as amended, are summaries and are qualified by reference to our second amended and restated certificate of incorporation and bylaws.
Our authorized capital stock consists of 150,000,000 shares of capital stock, par value $0.001 per share, of which:
•100,000,000 shares are designated as common stock; and
•50,000,000 shares are designated as preferred stock.
Common Stock
As of December 31, 2023, we had 33,172,938 shares of common stock issued and outstanding.
Voting Rights
Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders. Our second amended and restated certificate of incorporation does not provide for cumulative voting rights. Our bylaws provide that the election of any director and proposals designated by the directors will be decided by a plurality of the votes cast at a meeting of the stockholders by the holders of stock entitled to vote in the election. With respect to matters other than the election of directors and proposals designated by the director as being subject to a plurality vote, such matters shall be approved if the votes cast favoring the matter exceed the votes cast opposing the mater at a meeting of the stockholders by the holders of stock entitled to vote. The holders of one-third of the voting power of the outstanding shares of Common Stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.
Dividends
Our bylaws provide that, subject to applicable law, dividends upon shares of our capital stock may be declared by the board of directors and may be paid in cash, in property or in shares of our capital stock, unless otherwise provided by applicable law.
Liquidation
In the event of our liquidation, dissolution or winding up, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities and the preferential amounts to which the holders of any outstanding shares of preferred stock are entitled to receive on dissolution, liquidation, or winding up, the holders of the common stock are entitled to share on a pro rata basis in our remaining assets.
Rights and Preferences
Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of our preferred stock that we may designate in the future.
Fully Paid and Nonassessable
All of our outstanding shares of common stock are fully paid and nonassessable.
Preferred Stock
As of December 29, 2023, there were no shares of preferred stock outstanding. We previously designated 8,900,000 shares as Series A Convertible Preferred, and issued 5,294,462 shares. All were subsequently converted in Common Stock. We also have 50,000 shares of Series B Junior Participating Preferred Stock, par value $0.001 per share, authorized and reserved for issuance upon the exercise of the Rights (as defined below) under our Tax Asset Protection Plan, as described below.
Our second amended and restated certificate of incorporation provides that our board of directors has the authority, subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our stockholders. Our board of directors also has the authority to increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. We have no current plan to issue any shares of preferred stock.
Anti-Takeover Provisions
Certain provisions of Delaware law, and our amended and restated certificate of incorporation and amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring, or discouraging another person from acquiring control of us. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Takeover Statute and Certain Business Combinations
We have elected not to be governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, subject to certain exceptions. Our second amended and restated certificate of incorporation includes provisions requiring certain business combinations to be approved by the affirmative vote of the holders of at least a majority of the voting power of the then outstanding voting stock, voting together as a single class, including the affirmative vote of the holders of at least a majority of the voting power of the then outstanding voting stock not owned directly or indirectly by any interested stockholder (i.e. a person who owns 10% or more of our outstanding voting stock) or any affiliate of an interested stockholder. Subject to some exceptions set forth in the second amended and restated certificate of incorporation, such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be permitted, by applicable law or in any agreement with any national securities exchange or otherwise.
Removal of Directors; Vacancies.
The DGCL provides that a director may be removed, with or without cause, by the holders of a majority of the shares entitled to vote at an election of directors. Our bylaws provide that newly created directorships resulting from an increase in the authorized number of directors and any vacancies occurring in the board of directors, may be filled by the affirmative votes of a majority of the remaining members of the board of directors, although less than a quorum. A director so elected shall hold office until the earlier of the expiration of the term of office of the director whom he or she has replaced, a successor is duly elected and qualified or the earlier of such director’s death, resignation or removal.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our second amended and restated certificate of incorporation does not provide for cumulative voting.
Stockholder Meetings; Requirements for Advance Notice. Our bylaws provide that special meetings of stockholders for any purpose or purposes may be called pursuant to a resolution approved by the board of directors or by the holders of shares entitled to cast not less than 20% of the votes at the meeting, and shall be held at such place, on such date, and at such time as the board of directors shall fix. Our bylaws provide that notice of the place, if any, date, hour, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for stockholders entitled to notice of the meeting) and means of remote communication, if any, of every meeting of stockholders shall be given not less than ten days nor more than 60 days before such meeting (unless a different time is specified by law) to every stockholder entitled to vote at the meeting as of the record date for determining the stockholders entitled to notice of the meeting and that notices of special meetings shall also specify the purpose or purposes for which the meeting has been called.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of Nasdaq, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the company by means of a proxy contest, tender offer, merger or otherwise.

Tax Asset Protection Plan. On May 5, 2017, our board of directors approved the Tax Asset Protection Plan (the "Original TAPP", and as amended up to the date of this disclosure, the “TAPP”) and declared a dividend of one preferred share purchase right (each, a "Right") for each outstanding share of our common stock. During the years 2018-2023, we executed amendments to the TAPP (the "TAPP Amendments"), which extend the duration of the TAPP to a later “Final Expiration Date” and make associated changes in connection therewith. The most recent TAPP Amendment was approved at our 2023 annual meeting of stockholders and extended the Final Expiration Date to the close of business on December 31, 2024.
Subject to the terms, provisions and conditions of the TAPP, if the Rights become exercisable, each Right would initially represent the right to purchase one ten-thousandth of a shares of our Series B Junior Participating Preferred Stock, par value $0.001 per share, for a purchase price of $50.00, subject to certain adjustments. The description and terms of the Rights were set forth in the Original TAPP, dated as of May 5, 2017, by and between us and Computershare Trust Company, N.A., as Rights Agent, as amended.
The TAPP was adopted in an effort to protect stockholder value by attempting to diminish the risk that our ability to use certain general business credits carryforwards to reduce potential future federal income tax obligations may become substantially limited if we experience an "ownership change," as defined by Section 382 of the Internal Revenue Code. The TAPP is intended to act as a deterrent to any person acquiring beneficial ownership of 4.99% or more of our outstanding common stock without the approval of the board of directors. Stockholders who beneficially owned 4.99% or more of our outstanding common stock upon execution of the TAPP will not trigger the TAPP so long as they do not acquire beneficial ownership of additional shares of our common stock. The board of directors may, in its sole discretion, also exempt any person from triggering the TAPP.
Limitations of Liability and Indemnification
Our bylaws provide that the Company is only authorized to provide indemnification to present or former directors or officers after a determination to do so (i) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum, or (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (iv) by the stockholders.
If a determination to provide indemnification is made, then to the fullest extent permitted by applicable law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a director or officer of the corporation, or is or was a director or officer of the corporation serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Our second amended and restated certificate of incorporation and amended and restated bylaws further provide that to the fullest extent permitted by law, a director shall not be personally liable to the Company or to our stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such by a director occurring prior to such amendment.
The limitation of liability and indemnification provisions in our organizational documents may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. Moreover, a stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Computershare Trust Company, N.A.
Listing
Our common stock is listed on Nasdaq under the symbol "ARQ."